Exhibit 5.1

June 25, 2021

Board of Directors

Applied UV, Inc.
150 N. Macquesten Parkway

Mount Vernon, NY 10550

RE: 10.5% Series A Cumulative Perpetual Preferred Stock, $0.0001 par value per share

Gentlemen:

We have acted as counsel to Applied UV, Inc., a Delaware corporation (the “Company”) in connection with the Registration Statement on Form S-1 filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 21, 2021 (as amended, the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”) in connection with the offering of 720,000 shares (the “Shares”) of the Company’s 10.5% Series A Cumulative Perpetual Preferred Stock, $0.0001 par value per share (the “Series A Preferred Stock”), excluding 108,000 shares of Series A Preferred Stock sold to cover over-allotments, if any (the “Over-allotment Option”), upon the closing of the public offering pursuant to which the Registration Statement relates (together, the Shares and the shares of the Series A Preferred Stock covered by the Over-allotment Option are referred to herein as the “Securities”).

The Securities are to be sold by the Company pursuant to definitive underwriting agreements approved by the Company’s Board of Directors, or a committee thereof, by and between the Company and Ladenburg Thalmann & Co. Inc. and EF Hutton, a division of Benchmark Investments, LLC (the “Underwriting Agreement”). This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and may be relied upon by all purchasers of the Securities in the offering described in the Prospectus (as defined below).

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined: (i) the Registration Statement; (ii) the form of Underwriting Agreement; (iii) the Company’s current Amended and Restated Certificate of Incorporation as well as the Certificate of Designation relating to the Series A Preferred Stock (as amended, the “Charter”) and Bylaws, each of which has been filed with the Commission as an exhibit to the Registration Statement; (v) the records of the corporate actions of the Company relating to the Registration Statement and the authorization for issuance and sale of the Securities, and matters in connection therewith; and (vi) the Company’s stock ledgers. We have reviewed such other matters and made such other inquiries as we have deemed necessary to render the opinions expressed herein. For the purposes of this opinion letter, we have assumed that each document submitted to us is accurate and complete, that each such document that is an original is authentic, that each such document that is a copy conforms to an authentic original, the conformity to the original or final versions of the documents submitted to us as copies or drafts, including, without limitation, the Charter and that all signatures on each such document are genuine.

In rendering our opinion below, we have also assumed that: (i) the Company will have sufficient authorized and unissued shares of Series A Preferred Stock at the time of the initial closing of the public offering and at the time of the exercise of the Over-allotment Option; (ii) each Underwriting Agreement, as executed, constitutes a valid and binding agreement of each of the parties thereto (other than the Company), enforceable against the parties thereto in accordance with its terms; (iii) the issuance of the Securities will be duly noted in the Company’s stock ledger upon their issuance; (iv) the Company will receive consideration for the Securities offered and sold pursuant to the Underwriting Agreement (whether upon the initial issuance or the exercise of the Over-allotment Option) at least equal to the par value of such share of the Series A Preferred Stock and in the amount required by the Underwriting Agreement; and (v) the resolutions of the Board of Directors of the Company relating to the Underwriting Agreement, the Registration Statement and the authorization for issuance and sale of the Securities, and matters in connection therewith, have not been revoked, rescinded or amended as of the date hereof and are in full force and effect. We have not verified any of those assumptions.

Our opinions set forth below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, provided that the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act and the prospectus included in the Registration Statement that is declared effective by the Commission (the “Prospectus”), required by applicable law have been delivered and filed as required by such laws, it is our opinion that:

1. The Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement and the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2. The shares of the Series A Preferred Stock subject to the Over-allotment Option have been duly authorized for issuance by the Company and, when issued and delivered by the Company against payment therefor as described in the Registration Statement and the Underwriting Agreement, upon the exercise of the Over-allotment Option in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid, and non-assessable.

The opinions set forth above are subject to the following additional assumptions:

(i) The Registration Statement and any amendment thereto (including any post-effective amendment) has become effective under the Securities Act, and such effectiveness shall not have been terminated, suspended or rescinded;

(ii) All Securities offered pursuant to the Registration Statement will be issued and sold (a) in compliance with all applicable federal and state securities laws, rules and regulations and solely in the manner provided in the Registration Statement and the Prospectus and (b) only upon payment of the consideration fixed therefor in accordance with the Underwriting Agreement.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the related Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Carmel, Milazzo & Feil LLP
Carmel, Milazzo & Feil LLP

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